UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

SCHEDULE 14A

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Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ONEOK, Inc.
(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

___________________________________________________________________________

(Name of person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ONEOK, Inc.

SUPPLEMENT TO PROXY STATEMENT FOR
THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD VIRTUALLY ON WEDNESDAY, MAY 22, 2024

Explanatory Note

On April 3, 2024, ONEOK, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) and furnished to shareholders a definitive proxy statement (the “Proxy Statement”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held virtually on Wednesday, May 22, 2024 (the “Annual Meeting”). The purpose of this supplement (this “Supplement”) is solely to correct an error on page 52 of the Proxy Statement with respect to the biographical information for director nominee Mark W. Helderman. Other than this change, the Proxy Statement remains unchanged, and this Supplement does not otherwise modify, amend, supplement or affect the Proxy Statement.

MARK W. HELDERMAN
AGE 66 DIRECTOR SINCE 2019 INDEPENDENT COMMITTEES: AUDIT CORPORATE GOVERNANCE

CAREER HIGHLIGHTS

●   Held positions of increasing responsibility from 1997 through January 2019, at Sasco Capital Inc., an independent, institutional investment firm focused primarily on corporate turnarounds, restructurings and transformations, until he retired as Managing Director and Co-Portfolio Manager.

●   Worked in equity research and sales for Roulston Research Company from 1989 to 1996 and for McDonald & Company from 1986 to 1989, both in Cleveland, Ohio.

OTHER BOARDS

●   None

SKILLS AND QUALIFICATIONS

●   More than 30 years of experience in the U.S. equities markets, including constructive engagement with senior management teams to develop a deep understanding of their corporate vision, value creation philosophy, commitment to long-term sustainable value and shareholder alignment.

●   Experience in more than 50 strategic, transformational restructurings spanning several industries including the energy value chain from upstream exploration and production, onshore and offshore oil field services, midstream, downstream petrochemicals and refining, regulated utilities and merchant energy.

●   More than 20 years of broad experience as an analyst in the commodity, energy, industrial and utility sectors.

●   Extensive financial experience and expertise.